CADIZ INC.

FOR IMMEDIATE RELEASE:                       CONTACT:
----------------------                       --------
March 21, 2003             	               Stanley E. Speer
                              	         Chief Financial Officer
                                             (310) 899-4700

                   CADIZ ELECTS NOT TO PROCEED
                WITH PROPOSED REVERSE STOCK SPLIT

     SANTA MONICA, CA--Cadiz Inc. (Nasdaq: CLCI), announced today that it has elected not to proceed with the reverse split of its common stock needed to maintain its listing on The Nasdaq
National Market. Therefore, effective March 27, 2003, the common stock of Cadiz will be delisted from trading on The Nasdaq
National Market.

     "The Nasdaq had approved a plan whereby the Company would have maintained its listing through a reverse stock split" said Keith Brackpool, Cadiz' Chairman and CEO. "However, in light of ongoing events, the Company cannot be certain that the benefits of maintaining a Nasdaq listing will outweigh the disadvantages that management, and many of our stockholders, feel could potentially result from a reverse split."

     "The Company does not believe that the delisting will have a material impact upon the discussions in which the Company is currently engaged concerning its future direction. The Company continues to believe that its land and water resources have significant value, and it is considering a variety of structuring and financing alternatives designed to preserve this value for its various stakeholders. We greatly appreciate the patience and cooperation of our stockholders during this time."

     The Company had originally received a Nasdaq Staff Determination on December 16, 2002 indicating that the Company was not in compliance with the stockholders' equity requirement for continued listing. The Company received further determinations on January 2, 2003 and March 18, 2003 of failure to meet the minimum bid price requirement. In January, the Company submitted a plan (to which Nasdaq assented) whereby it would seek stockholder approval in March for a reverse split of the Company's common stock at a ratio sufficient to meet the Nasdaq's minimum trading price requirement. Although the Company filed a preliminary proxy statement with the SEC describing the reverse split proposal, the Company has chosen not to proceed with the reverse split process.

     The Company expects that its common stock will trade on the OTC Bulletin Board under the symbol "CLCI" following the Nasdaq delisting.

     Founded in 1983, Cadiz Inc. is a publicly held water resource management and agricultural firm. With its subsidiary, Sun World International, Inc., Cadiz is one of the largest vertically integrated agricultural companies in California. The Company owns significant landholdings with substantial water resources throughout California. Further information on the Company can be obtained by visiting its corporate web site at www.cadizinc.com.

     This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company's forward-looking statements include the Company's ability to maximize value for Cadiz land and water resources, the Company's ability to obtain extensions on currently outstanding debt, the Company's ability to obtain new financing as needed to meet ongoing working capital needs, the ability of the Company's Sun World subsidiary to obtain necessary approvals and conclude a reorganization through the bankruptcy process, and other factors and considerations detailed in the Company's Securities and Exchange Commission filings.

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